Exhibit 99.1

STORE Capital Announces Closing of $525 Million Securitization

SCOTTSDALE, Ariz. – September 21, 2026 – STORE Capital LLC (“STORE”, “STORE Capital” or the “Company”), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that it completed the issuance of $525.0 million of long-term fixed-rate notes designated as STORE Master Funding Net-Lease Mortgage Notes, Series 2026-2 (the “Notes”). This is the sixteenth note issuance under STORE’s Master Funding debt program, its proprietary structured debt financing vehicle.

The Notes were issued in four classes in private placements to premier institutional buyers. Notes aggregating $450.0 million were rated AAA by S&P Global Ratings (“S&P”) and include $317.0 million of 5.67-year Class A-1 notes issued at an interest rate of 5.79% and $133.0 million of 3.14-year Class A-1-P notes issued at an interest rate of 5.56%. Notes aggregating $75.0 million were rated AA by S&P and include $53.0 million of 5.67-year Class A-2 notes issued at an interest rate of 5.89% and $22.0 million of 3.14-year Class A-2-P notes issued at an interest rate of 5.71%. The weighted average all-in interest rate of the Notes is 5.74% with a weighted average all-in credit spread of 97 basis points. The weighted average life of the Notes is 4.92 years. The net proceeds of the transaction were used to redeem approximately $280 million of previously issued Master Funding notes set to mature in the fourth quarter of 2026 that were prepayable without penalty, and to fund growth.

“I am pleased to announce the successful closing of STORE’s sixteenth Master Funding transaction. We are so grateful for the unwavering confidence investors have demonstrated in STORE’s Master Funding program over the years and are excited to welcome our new investors who participated in this issuance. Despite a volatile market, we saw strong investor demand, enabling credit spread tightening of 14 and 13 basis points compared to our May 2026-1 transaction for the AAA and AA bonds, respectively. We are immensely proud of this issuance which represented the lowest credit spread in the history of our Master Funding program and the first transaction with an all-in double digit credit spread,” said Mary Fedewa, STORE Capital’s President and Chief Executive Officer. “In addition, with the capital we raised through this issuance, we paid off existing notes coming due in the fourth quarter of 2026, further improving the overall maturity profile of our debt. Finally, this issuance demonstrated the continued commitment and support of all those involved in the program including the STORE team, its stakeholders, and our growing investor base.”

The Notes are not registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States or outside the United States absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful under the laws of such jurisdiction.

About STORE Capital

STORE Capital is an internally managed net-lease real estate investment trust, or REIT, that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, or “STORE Properties”, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest-growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 3,500 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Cautionary Statement Regarding Forward-Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond the control of the Company, that may cause actual results and future events to differ significantly from those expressed in any forward-looking statement. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance or events. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 6, 2026, as updated by the Company’s subsequent periodic reports filed with the Securities and Exchange Commission.

Ashley Dembowski

Executive Vice President – Chief Financial Officer and Secretary

480-256-1136

adembowski@storecapital.com

Source: STORE Capital LLC